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                                                                   EXHIBIT 23.1















                        Independent Auditors' Consent


The Board of Directors
Falconite, Inc.:

The audits referred to in our report dated December 20, 1996, except for note 7 as it relates to debt covenant waivers for which the date is January 16, 1997, included the related financial statement schedule as of December 31, 1995 and September 30, 1996, and for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.




                                                /s/  KPMG PEAT MARWICK LLP


St. Louis, Missouri
January 20, 1997